UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )

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NORWOOD FINANCIAL CORP.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 22, 2019

Dear Stockholder:

On behalf of the Board of Directors and management of Norwood Financial Corp., I cordially invite you to attend our 2019 Annual Meeting of Stockholders. The Annual Meeting will be held at the administrative office of Wayne Bank, 717 Main Street, Honesdale, Pennsylvania on Tuesday, April 23, 2019, at 11:00 a.m., local time. The attached Notice of Annual Meeting and Proxy Statement describe the formal business we expect to act upon at the Annual Meeting. I will also report on our operations. Our directors and officers, as well as representatives of S.R. Snodgrass, P.C., our independent auditors, will be present to respond to stockholder questions.

You will be asked to (i) elect the Board’s three nominees for director, (ii) ratify the appointment of S.R. Snodgrass, P.C. as our independent auditors for the fiscal year ending December 31, 2019 and (iii) approve an amendment to the Articles of Incorporation to increase the number of authorized shares of common stock from 10,000,000 shares to 20,000,000 shares.  The Board of Directors has unanimously approved each of these proposals and recommends that you vote FOR each of the nominees, FOR ratification of the appointment of S.R. Snodgrass as independent auditors and FOR approval of the amendment to the Articles of Incorporation.

Your vote is important, regardless of the number of shares you own. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting even if you cannot attend. Stockholders of record can vote by returning the enclosed Proxy Card.  Stockholders may also vote by telephone or over the internet by following the instructions on the Proxy Card.  In addition, you may vote in person at the meeting if you so choose. If you do decide to attend the Annual Meeting and feel for whatever reason that you want to change your vote at that time, you will be able to do so.

Sincerely,
/s/ Lewis J. Critelli
Lewis J. Critelli President and Chief Executive Officer

[THIS PAGE INTENTIONALLY LEFT BLANK]

NORWOOD FINANCIAL CORP.
717 MAIN STREET
HONESDALE, PENNSYLVANIA 18431

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 23, 2019

The 2019 Annual Meeting of Stockholders of Norwood Financial Corp., will be held at the administrative office of Wayne Bank, 717 Main Street, Honesdale, Pennsylvania on Tuesday, April 23, 2019, at 11:00 a.m., local time, for the following purposes:

1.	To elect three directors;
2.	To ratify the appointment of S.R. Snodgrass, P.C. as our independent auditors for the fiscal year ending December 31, 2019; and
3.	To approve and adopt an amendment to the Articles of Incorporation to increase the number of authorized shares of common stock, $0.10 per value per share, from 10,000,000 to 20,000,000.

all as set forth in the Proxy Statement accompanying this notice, and to transact any other business that may properly come before the Annual Meeting. The Board of Directors is not aware of any other business to come before the Annual Meeting. Stockholders of record at the close of business on March 11, 2019, are the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

A copy of our Annual Report for the year ended December 31, 2018 is enclosed.

Your vote is important, regardless of the number of shares you own. We encourage you to vote by proxy so that your shares will be represented and voted at the Annual Meeting even if you cannot attend. All stockholders of record can vote by written proxy card. Also, you may vote in person at the Annual Meeting if you so choose.  However, if you are a stockholder whose shares are not registered in your own name, you will need additional documentation from your record holder to vote personally at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ William S. Lance
William S. Lance Secretary
Honesdale, Pennsylvania
March 22, 2019

Important Notice Regarding Internet
Availability of Proxy Materials
For the Shareholder Meeting to be
Held on April 23, 2019

The Proxy Statement and Annual Report to Stockholders
are available on the Stockholder Services Page of our website at
www.waynebank.com/stockholder-services

i

PROXY STATEMENT
OF
NORWOOD FINANCIAL CORP.
717 MAIN STREET
HONESDALE, PENNSYLVANIA  18431

ANNUAL MEETING OF STOCKHOLDERS
APRIL 23, 2019

GENERAL

This proxy statement and the accompanying proxy card are first being distributed to stockholders of Norwood Financial Corp. on or about March 22, 2019, in connection with the solicitation by our Board of Directors of proxies for use at our 2019 Annual Meeting of Stockholders (the “Annual Meeting”) which will be held at the administrative office of Wayne Bank, 717 Main Street, Honesdale, Pennsylvania on Tuesday, April 23, 2019, at 11:00 a.m., local time.

VOTING AND PROXY PROCEDURES

Who Can Vote at the Annual Meeting
You are only entitled to vote at the Annual Meeting if our records show that you held shares of our common stock, $0.10 par value (the “Common Stock”), as of the close of business on March 11, 2019 (the “Record Date”). If your shares are held by a broker or other intermediary, you can only vote your shares at the Annual Meeting if you have a properly executed proxy from the record holder of your shares (or their designee). For directions to the Annual Meeting, please visit our website at www.waynebank.com/honesdale-map.  As of the Record Date, a total of 6,296,752 shares of Common Stock were outstanding. Each share of Common Stock has one vote in each matter presented.
Voting by Proxy
The Board of Directors is sending you this Proxy Statement for the purpose of requesting that you allow your shares of Common Stock to be represented at the Annual Meeting by the persons named in the Board of Directors’ form of proxy.  Stockholders of record may vote by proxy in any of three different ways:
●	Voting by Telephone. Call the toll-free number on the enclosed proxy card and follow the instructions in the recorded message. You will need to have your proxy card with you when you call.
●	Voting on the Internet. Go to www.investorvote.com/nwfl and follow the instructions. You will need to have your proxy card with you when you link to the internet voting site.
●	Voting by Mail. Complete, sign, date and return the enclosed proxy card in the envelope provided.
All shares of Common Stock represented at the Annual Meeting by properly executed or authenticated and dated proxies will be voted according to the instructions indicated on the form of proxy. If you return a proxy without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors. The Board of Directors recommends a vote “FOR” each of its nominees for director, a vote “FOR” ratification of the appointment of S.R. Snodgrass, P.C. as our independent auditors and a vote “FOR” approval of the amendment to the Articles of Incorporation.

If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the persons named in the Board of Directors’ form of proxy will vote your shares as determined by a majority of the Board of Directors. If the Annual Meeting is postponed or adjourned, your Common Stock may be voted by the persons named in the Board of Directors’ form of proxy on the new Annual Meeting dates as well, unless you have revoked your proxy or the Board of Directors sets a new record date. The Company does not know of any other matters to be presented at the Annual Meeting.
You may revoke your proxy at any time before the vote is taken at the Annual Meeting. To revoke your proxy you must either advise the Company’s Secretary in writing before your Common Stock has been voted at the Annual Meeting, deliver a later-dated proxy, or attend the Annual Meeting and vote your shares in person. Attendance at the Annual Meeting will not by itself revoke your proxy.
If you hold your Common Stock in “street name,” you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form provided by your broker, bank or other nominee that accompanies this Proxy Statement.
Internet Access to Proxy Materials
Copies of this Proxy Statement and the 2018 Annual Report to Stockholders are available on the Stockholder Services page of the Company’s website at www.waynebank.com/stockholder-services.  Stockholders can elect to receive future proxy statements and annual reports over the internet rather than in printed form.  Stockholders of record can make this election by calling toll-free to 1 (800) 598-5002, sending an email to info@waynebank.com, or by following the instructions on the Stockholder Services page at www.waynebank.com/stockholder-services. If you hold your shares in street name, please refer to the information provided by your broker, bank or other nominee for instructions on how to elect to access future proxy materials over the internet.
Participants in the Wayne Bank Employee Stock Ownership Plan

The enclosed proxy card also serves as a voting instruction form for participants in the Wayne Bank Employee Stock Ownership Plan (the “ESOP”), and reflects all shares participants may vote under the ESOP.  ESOP participants may also give voting instructions by telephone or by internet as provided in the form.  Under the terms of the ESOP, all shares held by the ESOP are voted by the ESOP trustees, but each participant in the ESOP may direct the trustees on how to vote the shares of Common Stock allocated to his or her ESOP account. Unallocated shares and allocated shares for which no timely voting instructions are received will be voted by the ESOP trustees in the same proportion as the shares for which the trustees have received timely voting instructions, provided that in the absence of any voting directions as to allocated stock, the Board of Directors of Wayne Bank will direct the ESOP trustees as to the voting of all shares of stock in the ESOP. The deadline for returning your voting instruction form to the ESOP trustees by mail is April 12, 2019.

Vote Required
The Annual Meeting can only transact business if a majority of the outstanding shares of Common Stock entitled to vote are represented at the Annual Meeting. If you return valid proxy instructions or attend the Annual Meeting in person, your shares will be counted for purposes of determining whether there is a quorum even if you abstain or withhold your vote or do not vote your shares at the Annual Meeting.  Under Pennsylvania law, if a proxy casts a vote for a matter on the agenda, the stockholder represented by that proxy is considered present for purposes of a quorum.  Broker non-votes will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not have discretionary voting power with respect to the agenda item and has not received voting instructions from the beneficial owner.
In voting on the election of directors, you may vote in favor of a nominee or withhold your vote from a nominee. There is no cumulative voting in the election of directors. Directors must be elected by a plurality of the votes cast at the Annual Meeting. This means that the nominees receiving the greatest number of votes will be elected. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.
In voting to ratify the appointment of S.R. Snodgrass, P.C. as our independent auditors, you may vote in favor of the proposal, against the proposal or abstain from voting. To be approved, this proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting. Broker non-votes and abstentions will not be counted as votes cast and will have no effect on the voting on this proposal.
In voting to approve the amendment to the Company’s Articles of Incorporation, you may vote in favor of the proposal, against the proposal or abstain from voting. To be approved, this proposal requires the affirmative vote of a majority of the votes entitled to be cast at the Annual Meeting.  Broker non-votes and abstentions will have the same effect as votes cast against this proposal.

PRINCIPAL HOLDERS OF OUR COMMON STOCK

Persons and groups beneficially owning more than 5% of the Common Stock are required to report on their ownership to the Securities and Exchange Commission (“SEC”). A person is the beneficial owner of shares of Common Stock over which he or she has or shares voting or investment power or which he or she has the right to acquire at any time within 60 days from the Record Date. As of the Record Date, no persons or groups were known to the Company to beneficially own more than 5% of the Common Stock.

PROPOSAL I - ELECTION OF DIRECTORS

The Board of Directors currently consists of nine members, each of whom also serves as a director of our principal subsidiary, Wayne Bank (the “Bank”).  Our Articles of Incorporation provide that the Board of Directors must be divided into three classes as nearly equal in number as possible. At each annual meeting of stockholders, each of the successors of the directors whose terms expire at the meeting will be elected to serve for a term of three years expiring at the third annual meeting of stockholders following the annual meeting of stockholders at which the successor director was elected.

Dr. Andrew A. Forte, Ralph A. Matergia and Susan Campfield (collectively, the “Nominees”) have been nominated by the Board of Directors for terms of three years each.  The Nominees currently serve as directors of the Company and have consented to serve, if elected.

The persons named as proxies in the Board of Directors’ form of proxy intend to vote for the election of the Nominees, unless the proxy is marked to indicate that such authorization is expressly withheld. Should any of the Nominees withdraw or be unable to serve (which the Board of Directors does not expect) or should any other vacancy occur in the Board of Directors, it is the intention of the persons named in the Board of Directors’ form of proxy to vote for the election of such person as may be recommended to the Board of Directors by the Nominating Committee of the Board. If there is no substitute nominee, the size of the Board of Directors may be reduced.

The following table sets forth the names, ages, positions with the Company, terms and length of board service, number of shares owned and percentage ownership of the Common Stock for: (i) each of the persons nominated for election as directors of the Company at the Annual Meeting; (ii) each other director of the Company who will continue to serve as director after the Annual Meeting; and (iii) each executive officer who is not a director.  Beneficial ownership of the directors and executive officers of the Company as a group is also set forth below.

Name and Position(s) with Company	Age(1)	Year First Elected or Appointed(2)	Current Term Expires	Common Stock Beneficially Owned as of Record Date(3)(4)		Percent of Class

BOARD NOMINEES FOR TERMS TO EXPIRE IN 2022

Dr. Andrew A. Forte Director and Vice Chairman of the Board	60	2007	2019	17,021		*
Ralph A. Matergia Director	69	2004	2019	16,507	(5)	*
Susan Campfield Director	61	2006	2019	7,037		*

DIRECTORS CONTINUING IN OFFICE

Joseph W. Adams Director	56	2015	2020	47,447	(5)	*
Kevin M. Lamont Director	60	2011	2020	130,617	(5)	2.0%
Dr. Kenneth A. Phillips Director	68	1988	2020	14,906		*
Lewis J. Critelli President, Chief Executive Officer and Director	59	2009	2021	73,353		1.1%
William W. Davis, Jr. Director and Chairman of the Board	74	1996	2021	48,279	(5)	*
Meg L. Hungerford Director	42	2017	2021	2,987		*

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

William S. Lance Executive Vice President, Chief Financial Officer and Secretary	59	Na	Na	11,475		*
James F. Burke Executive Vice President and Chief Lending Officer	50	Na	Na	10,556		*
Robert J. Mancuso Executive Vice President and Chief Operating Officer	61	Na	Na	8,666		*
John F. Carmody Executive Vice President and Chief Credit Officer	49	Na	Na	19,727		*
John H. Sanders Senior Vice President, Retail Lending Manager	61	Na	Na	17,601		*

All directors, nominees and executive officers as a group (14 persons)				426,179		6.6%

*	Less than 1% of the Common Stock outstanding.
(1)	As of December 31, 2018.
(2)	Refers to the year the individual first became a director of the Company or the Bank. (footnotes continued on following page)

(3)
Unless otherwise noted, the directors, executive officers and group named in the table have sole or shared voting power or investment power with respect to the shares listed in the table. The share amounts include shares of Common Stock that the following persons may acquire through the exercise of stock options within 60 days of the Record Date:  Joseph W. Adams – 1,000; Lewis J. Critelli – 26,775; Susan Campfield – 5,725; William W. Davis, Jr., – 1,000; Dr. Andrew A. Forte – 5,050; Meg L. Hungerford – 1,000; Kevin M. Lamont – 1,000; Ralph A. Matergia – 5,050; Dr. Kenneth A. Phillips – 4,975; William S. Lance – 7,200; James F. Burke – 3,750; John F. Carmody – 8,025; Robert J. Mancuso – 1,900; and John H. Sanders – 9,631.

(4)	Excludes shares of restricted stock awarded under the Company’s 2014 Equity Incentive Plan that have not yet vested.
(5)
Excludes 141,071 shares of Common Stock held under the Wayne Bank Employee Stock Ownership Plan (“ESOP”) for which such individuals serve as the ESOP trustees.  Such shares are voted by the ESOP trustees in a manner proportionate to the voting directions of the allocated shares received by the ESOP participants, subject to the fiduciary duty of the trustees.  Beneficial ownership is disclaimed with respect to such ESOP shares held in a fiduciary capacity.

Biographical Information

The biographies of each of the nominees and continuing directors below contain information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating Committee and the Board to determine that the person should serve as a director for the Company.

Nominees for Director:

Dr. Andrew A. Forte is the President of Forte, Inc., a family owned corporation which operates the Stroudsmoor Country Inn, a hospitality and banquet facility in Stroudsburg, Pennsylvania.  He has a Doctoral Degree in management from the Lubin School of Business, Pace University.  He is a Certified Public Accountant, who practiced public accountancy with KPMG Peat Marwick as an Audit Manager through June 1985.  His financial and accounting background brings valuable expertise to the Board and his participation in our local community for over 35 years brings knowledge of the local economy and business opportunities for the Bank.

Ralph A. Matergia is a founding partner of the law firm of Matergia and Dunn in Stroudsburg, Pennsylvania with which he has practiced for over 44 years. Previously, he had served as Solicitor for the Monroe County Treasurer for over 30 years.  He also served as the Solicitor for the Borough of Stroudsburg from 1979 to 2016.  His participation in our local community for over 44 years brings knowledge of the local economy and business opportunities for the Bank.

Susan Campfield is the President and Chief Executive Officer of Gumble Brothers, Inc., a building material supplier located in Paupack, Pennsylvania.  She works with various contractors and builders and has an extensive knowledge of the local construction market.  Her participation in our local community for over 28 years brings knowledge of the local economy and business opportunities for the Bank.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A
VOTE “FOR” THE ELECTION OF THE ABOVE NOMINEES

Continuing Directors:

Joseph W. Adams is a member of the Wayne County Board of Commissioners.  He retired as Superintendent of Schools for the Western Wayne School District on February 1, 2018.  Previously, he served as Senior Executive Vice President for Wealth Management at the Dime Bank, Honesdale, Pennsylvania, with which he had been employed in various officer positions since 2003.  A fifth generation resident of Wayne County, his strong local ties, business experience, financial background and his participation in our local community for over 33 years,  brings knowledge and business opportunities to the Bank.

Kevin M. Lamont was appointed to the Board of Directors upon the completion of the Company’s acquisition of North Penn Bancorp, Inc. on May 31, 2011.  Prior to the merger, he served as the Chairman of the Board of North Penn Bancorp, Inc. and North Penn Bank.  He is also President of Lamont Development Company, Inc.  Mr. Lamont developed, owned and operated two major assisted living communities in Northeast Pennsylvania.  Mr. Lamont has been a licensed Nursing Home Administrator in Pennsylvania since 1980 and has extensive experience in all aspects of business management and finance.  His participation in our local community for over 39 years brings knowledge of the local economy and business opportunities for the Bank.

Dr. Kenneth A. Phillips is a retired optometrist.  Dr. Phillips has in-depth knowledge of the Bank’s market area and is active in various community activities.  His participation in our local community for over 44 years brings knowledge of the local economy and business opportunities for the Bank.

Lewis J. Critelli was named President and Chief Executive Officer of the Company and the Bank effective January 1, 2010.  He had served as Executive Vice President, Secretary and Chief Financial Officer of the Company and the Bank since 1998 after joining the Bank in 1995.  His many years of service in many areas of operations at the Bank and current duties as President and Chief Executive Officer of the Company and the Bank bring a special knowledge of the financial, economic and regulatory challenges the Company faces and makes him well-suited to educating the Board on these matters.

William W. Davis, Jr. served as President and Chief Executive Officer of the Company and the Bank from August, 1996 until his retirement on December 31, 2009.  His many years of service in many areas of operations at the Bank and past duties as President and Chief Executive Officer of the Company and the Bank bring a special knowledge of the financial, economic and regulatory challenges the Company faces and makes him well-suited to educating the Board on these matters.

Meg L. Hungerford has served as the Director of Finance for the City of Oneonta, New York since 2009.  She also currently serves as a Director for NYMIR – the New York Municipal Insurance Reciprocal.  Ms. Hungerford served on the board of directors and audit committee of Delaware Bancshares, Inc. and its wholly owned subsidiary, The National Bank of Delaware County, from 2010 until their acquisition by the Company in July 2016. Her public service and involvement in her community for over 21 years provides knowledge of the local economy and business opportunities and make her a valuable contributor to the Board.

Business Background of Our Executive Officers Who Are Not Directors

The business experience for the past five years of each of the Company’s executive officers who is not a director is set forth below.  Unless otherwise indicated, the executive officer has held his position for the past five years.

William S. Lance was named Executive Vice President in December 2011.  He joined the Company as Senior Vice President and Chief Financial Officer in March 2010.

James F. Burke was named Executive Vice President in December, 2014.  He joined the Company as Senior Vice President of the Company and Senior Vice President-Chief Lending Officer of the Bank in October, 2013.

Robert J. Mancuso was named Executive Vice President in June, 2014 and Chief Operating Officer in 2018.  He joined the Company as Senior Vice President of the Company and Senior Vice President-Chief Information Officer of the Bank in January 2013.

John F. Carmody was named Chief Credit Officer in October 2013 and Executive Vice President in April 2015.  Prior thereto, he had served as Senior Vice President, Senior Loan Officer and head of Commercial Banking since January 1, 2012.  Prior to that time, he had served as a Commercial Loan Officer at the Bank since April 2001.

John H. Sanders is Senior Vice President of the Company and Senior Vice President – Retail Lending Manager for the Bank.

In order to resolve an investigation into the accounting and reporting by a bank holding company with which he was previously employed with respect to certain pooled trust preferred securities in 2009 and 2010, the bank holding company and William S. Lance, without admitting or denying the findings therein, consented to the issuance of an administrative order by the SEC on January 28, 2015, finding violations of certain provisions of the securities laws, including Sections 13(a), 13(b)(2)(A), and 13(b)(2)(B) of the Securities Exchange Act of 1934. The administrative order applicable to Mr. Lance included a cease and desist order and a separate civil money penalty of $20,000.

CORPORATE GOVERNANCE

Director Independence

The Board of Directors has determined that Directors Davis, Phillips, Matergia, Adams, Campfield, Forte, Hungerford and Lamont are independent under the independence standards of The Nasdaq Global Market on which the Common Stock is currently listed. In determining the independence of directors, the Board of Directors considered the deposit and loan relationships which various directors have with the Bank and certain business relationships between the Bank and organizations in which certain directors have an interest. In determining whether Mr. Matergia is independent, the Board of Directors considered work occasionally done by his law firm for the Bank but determined that due to the small volume of work done, his independence was not affected.  There are no members of the Audit Committee who do not meet the independence standards of The Nasdaq Global Market for Audit Committee members, and no members of the Audit Committee are serving under any exceptions to these standards.
Code of Ethics

The Company has adopted a Code of Ethics, which applies to all directors, officers and employees of the Company and the Bank.  The Code of Ethics is available on the Stockholder Services page of the Company’s website at www.waynebank.com/stockholder-services.  It is expected that all directors, officers and employees act, in all matters, in accordance with the highest standards of personal and professional conduct in all aspects of their employment and association with the Company and the Bank, to comply with all applicable laws, rules and regulations and to adhere to all policies and procedures adopted by the Company and the Bank.

Board Leadership Structure and Role in Risk Oversight

Under the Board of Directors’ current leadership structure, the offices of Chairman of the Board and Chief Executive Officer are held by separate individuals.  William W. Davis, Jr. serves as Chairman of the Board of Directors.  Mr. Davis is an independent director and does not serve in any executive capacity with the Company.  The Company’s Chief Executive Officer is Mr. Lewis J. Critelli.  Although the offices of Chairman of the Board and Chief Executive Officer are currently held by separate individuals, the Board of Directors has not made a determination that this is the appropriate leadership structure for the Board of Directors in all circumstances and reserves the right to combine these offices in the future if deemed appropriate under the circumstances.

The Board of Directors has general authority over the Company’s risk oversight function with authority delegated to various board committees to review risk management policies and practices in specific areas of the Company’s business.  The Audit Committee is primarily responsible for overseeing the Company’s risk management.  The Audit Committee works closely with officers involved in the risk management function including the internal audit staff who report directly to the Audit Committee.

Meetings and Committees of the Board of Directors

The Board of Directors conducts its business through meetings of the Board and through activities of its committees. All committees act for both the Company and the Bank.  During the fiscal year ended December 31, 2018, the Board of Directors of Norwood Financial Corp. held six regular meetings and two special meetings the Board of Directors of the Bank held twelve regular meetings.   Independent directors met once in executive session. No director attended fewer than 75% of the total meetings of the Board of Directors of the Company and committees on which such director served during the fiscal year ended December 31, 2018.

Audit Committee. The Audit Committee is comprised of Directors Forte, Phillips, Matergia, Hungerford and Campfield.  The Board of Directors has determined that each of the members of the Audit Committee is independent in accordance with the listing requirements for The Nasdaq Global Market. The Board of Directors has adopted a charter for the Audit Committee which is available on the Stockholder Services page of our website at www.waynebank.com/stockholder-services.  The Audit Committee is a standing committee and, among other matters, is responsible for developing and maintaining the Company’s audit program. The Audit Committee also meets with the Company’s independent auditors to discuss the results of the annual audit and any related matters.

In addition to regularly scheduled meetings, the Audit Committee is available either as a group or individually to discuss any matters that might affect the financial statements, internal controls or other financial aspects of the operations of the Company. The Audit Committee met four times during the fiscal year ended December 31, 2018.

Compensation Committee. The Compensation Committee consists of Directors Lamont, Matergia, Davis and Adams.  This standing committee met once during the fiscal year ended December 31, 2018 to review the compensation of the chief executive officer and other executive officers. The members of the Compensation Committee are independent in accordance with the listing requirements of The Nasdaq Global Market. For a discussion of the committee’s processes and procedures for determining director and executive officer compensation, see the “Compensation Discussion and Analysis” below. The Board of Directors has adopted a charter for the Compensation Committee which is available on the Stockholder Services page of our website at www.waynebank.com/stockholder-services.

Audit Committee Financial Expert

The Board of Directors has determined that Dr. Andrew A. Forte, a member of the Company’s Audit Committee, is an “Audit Committee Financial Expert” as that term is defined in the Securities Exchange Act of 1934. The Board of Directors has also determined that Dr. Forte is independent as that term is used in the Securities Exchange Act of 1934.

Director Nomination Process

The Nominating Committee consists of Directors Lamont, Matergia, Davis and Adams, each of whom is independent within the meaning of the rules of The Nasdaq Global Market. The Nominating Committee met once during the year ended December 31, 2018.  The Board of Directors has adopted a charter for the Nominating Committee which is available on the Stockholder Services page of our website at www.waynebank.com/stockholder-services.

The Company does not currently pay fees to any third party to identify or evaluate or assist in identifying or evaluating potential nominees. The Committee’s process for identifying and evaluating potential nominees includes soliciting recommendations from directors and officers of the Company and the Bank. Additionally, the Committee will consider persons recommended by stockholders of the Company in selecting the Committee’s nominees for election. There is no difference in the manner in which the Committee evaluates persons recommended by directors or officers and persons recommended by stockholders in selecting Board nominees.

To be considered in the Committee’s selection of Board nominees, recommendations from stockholders must be received by the Company in writing by at least 120 days prior to the anniversary of the date the proxy statement for the previous year’s annual meeting was first distributed to stockholders.  Recommendations should identify the submitting stockholder, the person recommended for consideration and the reasons the submitting stockholder believes such person should be considered. The Committee believes potential directors should be stockholders, should have the highest personal and professional integrity and should be knowledgeable about the business activities and market areas in which the Company and its subsidiaries engage.  The Committee may consider diversity in market knowledge, background, experience, qualifications, and other factors as part of its evaluation of each candidate.

Stockholder Communications

The Board of Directors does not have a formal process for stockholders to send communications to the Board. In view of the infrequency of stockholder communications to the Board of Directors, the Board does not believe that a formal process is necessary. Written communications received by the Company from stockholders are shared with the full Board no later than the next regularly scheduled Board meeting. In addition, directors are accessible to stockholders on an informal basis throughout the year and formally at the Annual Meeting. The Board encourages, but does not require, directors to attend the Annual Meeting of Stockholders. All then-serving directors attended the 2018 Annual Meeting of Stockholders.

COMPENSATION DISCUSSION AND ANALYSIS

The Company’s operating results for 2018 indicate that our compensation programs continue to support our operating goals and our financial targets in our efforts to build long-term value for our stockholders.  Our return on assets was 1.19% and return on equity increased to 11.71% for 2018.  The Company maintained a net interest margin of 3.53% and capital levels above our peers. Our cash dividends declared for the year increased to $0.90 per share in 2018 up from $0.87 per share in 2017, our 27th consecutive year of dividend increases.

Stockholder Advisory Votes on Executive Compensation

At the 2017 Annual Meeting of Shareholders, shareholders approved the advisory vote on the Company’s executive compensation policies and practices as disclosed in the Compensation Discussion and Analysis (“CD&A”) and the proxy statement by 92.7% of the shares voting on the matter.  The

Committee considered this supportive vote in continuing its administration of compensation for the NEOs in 2018.

Philosophy and Objectives

The Company’s compensation programs are designed to effectively attract, retain, motivate and reward the NEOs and all employees for their performance. The Company believes in maintaining a competitive compensation package to insure continuity of the management team with the goal of increasing shareholder value over the long-term.

The objectives of the compensation package include the following:

•
Create an overall compensation package that is competitive with those offered by other financial institutions in our market area while providing appropriate incentives for the achievement of short and long term performance goals;

•	Encourage achievement of short-term performance goals through cash incentive programs;
•	Use stock incentive plans to encourage long-term corporate performance and align interests of management with stockholders;
•	Encourage long-term management continuity and loyalty through the accrual of post-employment benefits; and
•	Monitoring the incentive compensation applicable to NEOs and other officers and employees within acceptable parameters of risk to the Company.

Financial service is a competitive industry and the Company operates in a market area which is headquarters to many other community banks as well as much larger institutions. The NEO officer compensation packages are therefore structured to retain the current team. The Company believes this is important due to the following attributes of the NEOs:

•	In-depth knowledge of the local markets;
•	Familiarity with Norwood’s operations;
•	Strong customer relationships; and
•	Management succession planning.

The Company has a balanced package of short-term, cash-based compensation and longer-term, stock-based plans and retirement plans. The Company’s Executive Compensation package includes the following key elements:

•	Base Salary;
•	Cash Incentive Bonus Plan;
•	Long-Term Equity-Based Incentive Compensation;
•	Employment and Change of Control Agreements;
•	Post-Employment and Retirement Programs;
•	Insurance and Other Benefits; and
•	Perquisites and Other Personal Benefits.

Administration of Compensation Program

The Compensation Committee of the Company is responsible for the administration of the compensation program of the President and Chief Executive Officer, the Chief Financial Officer and the other Named Executive Officer.

The Committee meets in the fourth quarter of each year to determine annual salary adjustments, cash bonus, stock and stock option awards for NEOs. The Company does not have a formal policy addressing each specific type of compensation.

The Committee does consider a variety of factors as it evaluates compensation for each NEO, including:

•	Overall company performance as compared to budget and prior year’s performance;
•	Bank regulatory compliance;
•	Bank performance metrics compared to peers, including return on assets, return on equity, charge-offs, level of non-performing loans and efficiency ratio; and
•	The individual achievements of each NEO in their respective areas of responsibility.

In establishing base salaries and increases, the committee has access to various compensation surveys to ensure a competitive salary level. These include:

•	The Conference Board Salary increase survey;
•	SNL Executive Compensation Review; and
•	A peer group of companies, as listed below.

The Committee has the sole authority to retain and terminate a compensation consultant and to approve the consultant’s fees and all other terms of the engagement. In 2018, the Committee retained the services of Blanchard Consulting Group (“Blanchard Consulting”), an independent compensation consulting firm. Blanchard Consulting assisted the Committee during the fiscal year in preparing a review of the Company’s peer group of companies and providing guidance with respect to the Company’s market competitiveness to the selected peer group in terms of base salary, cash compensation, direct compensation (salary, annual cash incentives and the economic value of equity awards) and total compensation.  A representative from Blanchard Consulting is available to attend Committee meetings upon request for the purpose of reviewing compensation data with the Committee and participating in general discussions on compensation for the named executive officers. While the Committee considers input from Blanchard Consulting when making compensation decisions, the Committee’s final decisions reflect many factors and considerations.

Blanchard Consulting reports directly to the Committee and does not provide any other services to the Company. The Committee has analyzed whether the work of Blanchard Consulting as a compensation consultant has raised any conflict of interest, taking into consideration the following factors, among others: (i) the provision of other services to the Company by Blanchard Consulting; (ii) the amount of fees from the Company paid to Blanchard Consulting as a percentage of Blanchard Consulting’s total revenue; (iii) Blanchard Consulting’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Blanchard Consulting or the individual compensation advisors employed by Blanchard Consulting with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Committee; and (vi) any stock of the Company owned by Blanchard Consulting or the individual compensation advisors employed by Blanchard Consulting. The Committee has determined, based on its analysis of the above factors, among others, that the work of Blanchard Consulting and the individual compensation advisors employed by Blanchard Consulting as compensation consultants to the Company has not created any conflict of interest.

The Company does not specifically benchmark compensation to any specific group of companies.

Peer group of financial institutions utilized in 2018 consisted of the following banks with total assets between $850 million and $2.3 billion competing in the Pennsylvania market: Peoples Financial Services Corp. (PFIS); Codorus Valley Bancorp, Inc. (CVLY); Republic First Bancorp, Inc. (FRBK); Orrstown Financial Services, Inc. (ORRF); Citizens & Northern Corp. (CZNC); Citizens Financial Services, Inc. (CZFS); AmeriServ Financial Inc. (ASRV); ACNB Corp. (ACNB); FNCB Bancorp, Inc. (FNCB); Franklin Financial Services Corporation (FRAF); ENB Financial Corp. (ENBP); CB Financial Services, Inc. (CBFV); Malvern Bancorp, Inc. (MLVF); Fidelity D&D Bancorp, Inc. (FDBC); ESSA Bancorp, Inc. (ESSA); Embassy Bancorp, Inc. (EMYB); Mid Penn Bancorp, Inc. (MPB); Penns Woods Bancorp, Inc. (PWOD); First Keystone Corporation (FKYS); QNB Corp. (QNBC); and DNB Financial Corporation (DNBF); Riverview Financial Corp. (RIVE); and Prudential Bancorp, Inc. (PBIP).

In reviewing the available information, we review the overall information available, including salary, bonus, incentive compensation and other compensation. We do not have a pre-defined target level of compensation to which we set our compensation levels.  A review of the 2018 peer group report provided by Blanchard Consulting, indicates that the Company’s base salaries, annual discretionary cash bonuses and total compensation for each of its NEOs range from the 45th to 65th percentile for comparable positions in the peer group.

Absent a material increase in duties or a significant change in the economic or competitive landscape, NEO salaries are not increased materially from year to year.  At each Committee meeting, the Chief Executive Officer discusses with the Committee the performance evaluations of each of the NEOs, excluding himself, and presents his recommendations. The Chief Executive Officer is not present for any discussion involving his compensation.

Depending on the Company’s performance for the year, the Committee establishes a cash incentive bonus pool based on a percentage of pre-tax earnings. Specific bonus amounts are awarded to each NEO based on performance as determined within the discretion of the Committee. The Company realizes that all employees contribute to its success, and therefore, cash bonuses are also distributed to employees at all levels based on merit. The Company has never been required to materially adjust or restate the pre-tax earnings on which the bonus pool has been calculated and does not have a policy regarding the adjustment or recovery of bonuses in such an event.

The Committee also may grant stock option awards and restricted stock awards under the Company's 2014 Equity Incentive Plan. Such equity awards are designed to provide long-term incentives to NEOs, directors and other key employees that contribute to the success of the Company. The ten-year life of the options and five-year vesting of restricted stock awards are structured to retain the NEOs and promote the long-term success of the Company.

The Board of Directors believes that equity-based compensation is important in aligning the interests of management with those of shareholders and has established the Wayne Bank Employee Stock Ownership Plan and the 2014 Equity Incentive Plan to help it achieve this objective. Although each of the NEOs has a substantial personal investment in the Common Stock, the Board of Directors does not have formal equity ownership requirements or guidelines for executive officers.

Components of Compensation Program

The major components of compensation for 2018 were as follows:

Salary.  As a result of the Company’s ongoing success and the continuity of the management team, the average base salary increase of 11.5% was above the median of 3.0% as stated in the Conference Board Survey.  The Committee approved an average 3.0% increase in staff salaries at the December meeting. This level was based on information from the Conference Board which indicated commercial banks would increase officer salaries by 3.0%. NEO salary increases ranged from 7.9% to

13.9% excluding increases related to any material changes in duties. The employment agreement in effect in 2018 with Mr. Critelli provided for a base salary of $325,000 and a minimum annual increase of $5,000.

Annually, the Committee reviews the salary levels of the CEOs in the peer group established (as detailed above).  In 2018, the salary range paid to the CEOs in this peer group was $239,500 to $567,268 with a 50th percentile amount of $393,290.  The base salary for Mr. Critelli will increase from $325,000 to $370,000, a 13.9% increase, effective January 1, 2019. Other salary increases approved for the NEOs, effective as of January 1, 2019, ranged from 7.9% to 10.0%.

Bonus.  For 2018, the Board approved a bonus pool equal to $845,000, or 3.0%, of pre-tax earnings to be distributed to all NEOs, other officers and employees. Historically, this bonus pool percentage has varied from 3.0% to 5.1% of pre-tax earnings.  In establishing this bonus pool, the Committee reviewed the Company’s overall performance which exceeded expectations after considering the impact of any non-recurring events.  Awards under the bonus pool are made within the discretion of the Committee and are not based upon pre-established performance criteria.  Cash Bonuses approved by the Committee in December 2018 for the NEOs ranged from $50,000 to $125,000.

Stock Based Awards.  The Committee approved stock option awards and restricted stock awards under the 2014 Equity Incentive Plan. The purpose of the plan is to provide incentives and rewards to officers, employees and directors that contribute to the success and growth of the Company.  In 2018, a total of 26,500 options were granted to nineteen key employees. Additionally, a total of 2,400 options were granted to outside directors in 2018.  Such options granted in 2018 represent 0.46% of total shares outstanding.

At the 2014 Annual Meeting of Stockholders, the Stockholders approved a new stock-based incentive plan providing for a new program which may award up to an additional 375,000 shares of Common Stock in the form of stock options and restricted stock awards.  At the 2018 Annual Meeting of Stockholders, Stockholders approved an amendment to the Plan to increase the proportion of shares available for restricted stock awards.  In 2018, a total of 13,100 shares of restricted stock were awarded under this Plan to Executive Officers and Directors.  NEOs received 5,000 stock awards in December 2018, as follows:

Name	Stock Award
Lewis J. Critelli	2,500 Shares
William S. Lance	1,250 Shares
James F. Burke	1,250 Shares

Timing of Grants. Stock awards are typically granted annually as part of the individual performance review process. This takes place at the Compensation Committee Meeting in the fourth quarter. The full board ratifies the actions of the Committee in December and establishes the grant date. The exercise price of stock options is based upon the last sale price of the Company’s stock at the closing on the effective date of grant or if there is no trading on such date then the last trading day prior to such date of grant.  As described above, options for 28,900 shares were awarded in December, 2018.

Retirement Arrangements.  The Company has entered into Salary Continuation Plan agreements with President and Chief Executive Officer Lewis J. Critelli, Executive Vice President and Chief Financial Officer William S. Lance, and Executive Vice President and Chief Lending Officer James F. Burke. The Salary Continuation Agreements are intended to provide benefits to the Executives upon retirement, death, or disability, or in the event of a Change in Control (as defined in the Salary Continuation Agreements). Upon termination of employment on or after reaching age 65 (age 62 in the case of Mr. Critelli), or following a change-in-control, if earlier, Messrs. Critelli, Lance and Burke will be entitled under the Salary Continuation Agreements to a Normal Retirement Benefit of $70,923, $50,000

and $60,000 per annum, respectively, payable in monthly installments for a period of fifteen (15) years. Mr. Critelli will be entitled to an annual retirement benefit of $100,000 if he continues working until age 65 (the "Age 65 Benefit"). An Executive who continues working past the Normal Retirement Age will earn an increased benefit for each month worked up to age 67.  If an Executive has a separation from service (other than in connection with a Change in Control or a termination for cause) or becomes disabled prior to reaching Normal Retirement Age, he will be eligible for a reduced annual benefit equal to the annual retirement benefit accrued through the date of separation or disability payable in monthly installments for a period of fifteen (15) years beginning at Normal Retirement Age or the month after disability, as the case may be. The Salary Continuation Agreements require the Executives to comply with certain non-competition and non-solicitation restrictions following a termination of employment as a condition to the continued receipt of benefits.

The benefit amounts under the Salary Continuation Agreements were calculated based on the amount of supplemental retirement income needed to allow the executive to retire on approximately 40%-75% of projected final salary when such supplemental benefit is added to the Company’s qualified retirement plans and social security. The range of 40% to 75% of final salary is based on total years of service with the Company from inception date of the plan. The target supplemental salary level payable at normal retirement age as follows:  up to 15 years of service – 40%, 15-25 years – 65% and 25 or more – 75%.  We believe that the Salary Continuation Agreements serve the interests of shareholders by encouraging long-term service by the Executives and helping make the Company’s executive compensation program competitive with other financial institutions.

The NEOs participate in the Bank’s defined contribution profit-sharing and 401(k) Plan which is open to all employees over the age of 21 who have met the eligibility requirements. The 401(k) Plan permits employees to make pre-tax contributions of between 2% and 10% of their compensation to their accounts in the 401(k) Plan and the Bank will match the first 3% of the contribution. In addition, in 2018, the Committee approved an additional corporate contribution equal to 6% of each eligible employee’s compensation. The Committee considers the financial performance of the Company when it sets the Company’s annual contribution under the plan. For each eligible NEO, the Company contributed a total of 9% of the NEO’s base salary to the Plan, the same percentage as for all eligible employees who contributed at least 3% of their compensation to their account.

Each of the NEOs participate in the Employee Stock Ownership Plan (ESOP) which is open to all employees who have met the eligibility requirements.  There have been no contributions to the Plan since 1996.  The compensation reported for Mr. Critelli represents shares purchased with dividends received on previously allocated shares of common stock.

Employment Agreement and Change In Control Severance Arrangements.  As part of the long-term compensation package, the Company and the Bank have entered into a three-year employment agreement with Mr. Critelli. If the Company terminates Mr. Critelli, without just cause and absent a Change in Control, he would be entitled to a payment of salary for amounts due under the agreement with a minimum severance payment of one year’s salary. The agreement has a two-step change-in-control trigger under which, in case of a voluntary termination within 30 days of a change-in control or an involuntary termination without just cause or a voluntary termination for good reason occurring during the six months before or within one year after a change-in-control, Mr. Critelli would be paid a lump sum amount equal to three times the five-year average of his annual compensation less $1.00. We believe that the change-in-control provision is desirable in order to ensure that Mr. Critelli remains focused on the interests of the Company and its shareholders in the event of a pending change-in-control. In the event of a change in control, the Company will indemnify Mr. Critelli for any tax penalties that may be incurred by him for amounts received that exceed the limitations under Sections 280G and 4999 of the Internal Revenue Code of 1986 (the “Code”).  A portion of such payments that could be made by the Company to Mr. Critelli as severance payments following a Change in Control transaction might be a non-deductible payment of the Company for federal income tax purposes.  The Committee believes that it is in the best interests of the Company’s shareholders that the Committee has the flexibility to make severance payments that might exceed deductibility limits under Section 280G of the Code.

The Company and the Bank have entered into a five-year change in control severance agreement with Mr. William S. Lance, Chief Financial Officer and a three-year change in control severance agreement with Mr. James F. Burke, Chief Lending Officer.  Each agreement has a two-step change-in-control trigger under which, in case of a voluntary termination within 30 days of a change-in-control or an involuntary termination without just cause or a voluntary termination for good reason occurring during the six months before or within one year after a change-in-control, Messrs. Lance and Burke would be paid a lump sum amount equal to two times their then-current base salary, and not to exceed the tax-deductible limits under Section 280G of the Code of three times the five-year average of their total taxable annual compensation less $1.00. We believe that the change-in-control provisions are desirable in order to ensure that Messrs. Lance and Burke remain focused on the interests of the Company and its shareholders in the event of a pending change-in-control.

Other Benefits and Perquisites.  In accordance with the terms of Mr. Critelli’s employment agreement, the Company provides him with use of an automobile, including insurance, maintenance, fuel, fees and other costs.  In 2018, the Company provided Mr. Burke with the use of an automobile, including insurance, maintenance, fuel, fees and other costs.  In lieu of providing company-owned vehicles, the Company provides an automobile allowance to Mr. Lance.  The Company also pays the costs for use of a local country club to facilitate business activities by the NEOs.

Other Matters.  The Committee balances short-term and long-term compensation for the NEOs.  Long term compensation includes stock option grants, stock awards, salary continuation plan and other benefits available to all employees which includes contributions to 401(k) Plan, ESOP and life insurance.  For 2018, the target range for short-term compensation as a percentage of total compensation was 50% to 75% with long-term compensation at 25% to 50% of total compensation. We believe this formula is competitive within our market place and peer group.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on foregoing review and discussions, the Compensation Committee recommended to the Board of Directors that the foregoing Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Kevin M. Lamont, Chairman
Ralph A. Matergia
William W. Davis, Jr. Joseph W. Adams

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

EXECUTIVE COMPENSATION

Summary Compensation Table. The following table sets forth the cash and non-cash compensation awarded to or earned during the last two fiscal years by our principal executive officer, and the two other most highly compensated executive officers whose total compensation (excluding compensation attributable to non-qualified deferred compensation earnings) during the fiscal year ended December 31, 2018 exceeded $100,000 for services rendered in all capacities to the Company and its subsidiaries.  We do not have any plans providing for non-equity incentive compensation to the Named Executive Officers.
				Stock	Option	Nonqualified Deferred Compensation	All Other
Name and Principal Position	Year	Salary	Bonus	Awards(1)	Awards(1)	Earnings	Compensation (2)	Total

Lewis J. Critelli	2018	$325,000	$125,000	$80,850	$—	$—	$51,029	$581,879
President and	2017	260,000	125,000	98,430	—	—	45,056	528,486
Chief Executive Officer

William S. Lance	2018	$191,000	$58,000	$40,425	$—	$—	$29,606	$319,031
Executive Vice President,	2017	175,300	50,000	49,215	—	—	19,094	293,609
Chief Financial Officer and
Secretary

James F. Burke	2018	$190,000	$57,000	$40,425	$—	$—	$22,916	$310,341
Executive Vice President and	2017	165,000	50,000	49,215	—	—	15,871	274,637
Chief Lending Officer

________________
(1)

Based on the aggregate grant date fair value of the award computed in accordance with FASB ASC Topic 718.  For assumptions used in determining the grant date for value of the options and restricted stock awards, see Note 11 of Notes to the Consolidated Financial Statements in the 2018 Annual Report to Stockholders.  The fair value of restricted stock awards is equal to the market value of the Common Stock underlying the award on the date of grant.

(2)	All other compensation for 2018 consists of the following:

		Life		ESOP
	401(k) Matching	Insurance	Automobile		Value at
	Contributions	Paid	Allowance	No. of Shares	$33.00 Share *	Total

Lewis J. Critelli	$26,250	$1,778	$-	697	$23,001	$51,029
William S. Lance	21,210	2,396	6,000	-	-	29,606
James F. Burke	20,520	2,396	-	-	-	22,916

*	Fair market value of Common Stock as of December 31, 2018.
Excludes the value of certain perquisites and personal benefits which did not exceed $10,000 in the aggregate for any Named Executive Officer.

Lewis J. Critelli has entered into a three-year employment agreement with the Company and the Bank. The employment agreement provides for annual one-year renewals on each anniversary date of the agreement unless either party provides prior written notice to the contrary. The agreement provides that the Board of Directors will review his salary not less often than annually and shall increase his base salary by no less than $5,000 per year. The employment agreement provides that Mr. Critelli will participate equitably in discretionary bonuses that the Board of Directors may award to senior management from time to time. Mr. Critelli is also entitled to participate in specified benefit plans and in any fringe benefits made available to senior management.

In accordance with SEC regulations, the Summary Compensation Table reports the aggregate grant date value of option and restricted stock awards in the fiscal year in which the award was made.  Stock options vest and become exercisable one year from the date of grant.  Restricted stock awards are earned and become non-forfeitable in five equal installments beginning one year from the date of grant during periods of continued service as an employee, director or director emeritus.  Stock option and restricted stock awards fully vest upon a change-in-control.  Stock options vest upon a termination of employment due to death or disability.  At the death or disability of the Named Executive Officer, restricted stock awards vest as if the Named Executive Officer had reached the next applicable vesting event.  Recipients of restricted stock awards are entitled to receive dividends paid on the underlying Common Stock prior to vesting but have no voting rights until the award vests.

The Summary Compensation Table includes various miscellaneous income items under “All Other Compensation.”  Under the Company’s 401(k) Plan, eligible employees may annually contribute between 2% and 10% of their compensation to their accounts in the 401(k) Plan. The Company generally matches employee contributions up to 3% of salary. In 2018, the Company made an additional contribution of 6% of salary.  Since all eligible Named Executive Officers each contributed at least 3% of salary, a contribution of 9% was made to each of their accounts.  The Company pays premiums on life insurance coverage for all eligible employees including the Named Executive Officers with insurance coverage of three times base salary. Each Named Executive Officer also participates in the Wayne Bank Employee Stock Ownership Plan.  In accordance with SEC regulations, the table excludes the value of certain perquisites and personal benefits which did not exceed $10,000 in the aggregate for any Named Executive Officer.

Outstanding Equity Awards at Fiscal Year End. The following table sets forth information concerning outstanding equity awards of the Named Executive Officers at fiscal year end.  Shares and per share amounts have been restated for the 50% stock dividend declared August 8, 2017.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested (1)

Lewis J. Critelli	4,500	—	$17.93	12/31/2023	2,500	(2)	$82,500
	5,775	—	18.03	12/31/2022	2,400	(3)	79,200
	5,775	—	16.65	12/30/2021	1,800	(4)	59,400
	5,775	—	16.83	12/31/2020	750	(5)	24,750
	4,950	—	17.33	12/31/2019	750	(6)	24,750

William S. Lance	2,250	—	$17.93	12/31/2023	1,250	(2)	$41,250
	2,475	—	18.03	12/31/2022	1,200	(3)	39,600
	2,475	—	16.65	12/30/2021	900	(4)	29,700
					450	(5)	14,850
					300	(6)	9,900

James F. Burke	750	—	$17.93	12/31/2023	1,250	(2)	$41,250
	3,000	—	19.30	10/08/2023	1,200	(3)	39,600
					900	(4)	29,700
					450	(5)	14,850
					300	(6)	9,900
____________
(1)	Based on fair market value of Common Stock underlying the award ($33.00 per share) as of December 31, 2018.
(2)	Award vests in five equal installments beginning on December 11, 2019.
(3)	Award vests in five equal installments beginning on December 12, 2018.
(4)	Award vests in five equal installments beginning on December 13, 2017.
(5)	Award vests in five equal installments beginning on December 8, 2016.
(6)	Award vests in five equal installments beginning on December 9, 2015.
•

Potential Payments Upon Retirement, Termination or Change-in-Control.  The Named Executive Officers are parties to various agreements that provide for payments in connection with any termination of their employment.
Employment and Severance Agreements. Under his Employment Agreement, the Company or the Bank may terminate Mr. Critelli’s employment at any time for “just cause” as defined in the Agreement without further liability. If the Company or the Bank terminated Mr.  Critelli without just cause, he would be entitled to a continuation of his salary for the remaining term of the Agreement with a minimum of one year from the date of termination as well as the continuation of other benefits. In the event of an involuntary termination without just cause or a voluntary termination with good reason occurring during the period beginning six months prior and ending one year after a change in control, Mr.  Critelli will be paid in a lump sum an amount equal to three times the five-year average of his annual compensation minus $1.00. Under the Agreement, Mr. Critelli is prohibited from competing with the Bank for one year if his employment is terminated for just cause or he resigns for a reason other than good reason.  The Company has entered into Change-in-Control Severance Agreements with William S. Lance and James F. Burke, pursuant to which Messrs. Lance and Burke would be entitled to severance payments equal to two times their base salary, in the event of an involuntary termination without just cause or a voluntary termination with good reason during the period beginning six months prior and ending one year after a change in control.
Salary Continuation Plan. Upon a separation of service from the Bank at the Normal Retirement Age of 65 (age 62 in the case of Mr. Critelli), the Bank is obligated to pay to the Executives the Normal Retirement Benefits specified in their respective Salary Continuation Agreements in monthly installments for a period of fifteen (15) years. The Normal Retirement Benefits for Messrs. Critelli, Lance and Burke are $70,923, $50,000 and $60,000 per annum, respectively. Mr. Critelli will be entitled to an annual retirement benefit of $100,000 if he continues working until age 65 (the “Age 65 Benefit”). If an Executive has a separation from service (other than in connection with a Change in Control or a termination for cause) or becomes disabled prior to reaching Normal Retirement Age, he is eligible for a reduced annual benefit equal to the annual retirement benefit accrued through the date of separation or disability payable in monthly installments for a period of fifteen (15) years beginning at Normal Retirement Age or the month after disability, as the case may be. In the event of a Change in Control occurring prior to a separation from service, disability or Normal Retirement Age, the Executives are entitled to receive an annual benefit equal to their Normal Retirement Benefit (or the Age 65 Benefit in the case of Mr. Critelli) in equal monthly installments for 15 years commencing the month following Normal Retirement Age in lieu of any other benefit under the Salary Continuation Agreement.  In the event of an Executive’s death before separation from service, disability or a Change in Control, the Normal Retirement Benefit (or the Age 65 Benefit in the case of Mr. Critelli) will be paid to the Executive’s beneficiary over 15 years commencing the month following the Executive’s death.  In the event of the Executive’s death after qualifying for benefits under the Salary Continuation Agreements but before Normal Retirement Age, the Bank will pay the Executive’s beneficiary the same amount and for the same period as the Bank would have been required to pay the Executive at Normal Retirement Age but payments will commence the month following the Executive’s death. No Executive will be entitled to receive any benefits under the Salary Continuation Agreements in the event of termination for cause.

Stock Option Plan and Equity Incentive Plan. The 2006 Stock Option Plan and 2014 Equity Incentive Plan provide that each outstanding stock option issued thereunder will become immediately vested in the event of the death or disability of the optionee or upon a change-in-control of the Company.  The 2014 Equity Incentive Plan provides that outstanding restricted stock awards will be deemed fully earned and non-forfeitable upon a change in control.  Upon the death or disability of the Executive, any unearned restricted stock awards would vest as if the Executive had reached the next applicable vesting event.  Any portion of stock awards that remain unearned would be forfeited.

401(k) Plan and ESOP.  The Named Executive Officers participate in the Bank’s defined contribution profit-sharing and 401(k) Plan which is open to all employees over the age of 21 who have met the eligibility requirements. The 401(k) Plan permits employees to make pre-tax contributions of between 2% and 10% of their compensation to their accounts in the 401(k) Plan and the Bank will match the first 3% of the contribution. Each participant has an individual account under the 401(k) Plan and may direct the investment of his or her account among a variety of investment options or vehicles available. Each of the Named Executive Officers also participates in the Employee Stock Ownership Plan (ESOP) which is open to all employees who have met the eligibility requirements. Under the ESOP, shares are allocated to participants’ accounts as they become available. Benefits may be paid either in shares of the common stock or in cash.

DIRECTOR COMPENSATION

Set forth below is a table providing information concerning the compensation of the Company’s directors who are not Named Executive Officers for the last completed fiscal year (2018).
Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards(1)	All Other Compensation(2)	Total
William W. Davis, Jr.	$46,500	$22,638	$2,154	$53	$71,345
Dr. Andrew A. Forte	45,000	22,638	2,154	107	69,899
Joseph W. Adams	45,000	22,638	2,154	107	69,899
Susan Campfield	43,500	22,638	2,154	107	68,399
Meg L. Hungerford	44,000	22,638	2,154	134	68,926
Kevin M. Lamont	46,500	22,638	2,154	107	71,399
Ralph A. Matergia	45,000	22,638	2,154	75	69,867
Kenneth A. Phillips	42,500	22,638	2,154	75	67,367
____________
(1)
Based on the aggregate grant date for value of the award computed in accordance with FASB ASC Topic 718.  For assumptions used, see Note 11 of Notes to Consolidated Financial Statements in the 2018 Annual Report to Stockholders. The grant-date fair value of restricted stock awards was equal to the fair market value of the Common Stock underlying the award on the date of grant.  As of December 31, 2018, directors who are not Named Executive Officers had the following number of stock option awards and unvested restricted stock awards outstanding.  Share amounts have been restated for the 50% stock dividend declared August 8, 2017.

Name	Stock Option Awards	Restricted Stock Awards
William W. Davis, Jr.	1,300	1,340
Dr. Andrew A. Forte	5,350	1,340
Joseph W. Adams	1,300	1,235
Susan Campfield	6,025	1,340
Meg L. Hungerford	1,300	740
Kevin M. Lamont	1,300	1,340
Ralph A. Matergia	5,350	1,340
Kenneth A. Phillips	5,275	1,340

(2)	Consists of the value of life insurance premiums paid by the Company for the benefit of the director.

Directors who are not full-time employees receive a fee of $500 for each meeting of the Company’s board of directors attended.  Each director of the Company is also a director of the Bank and receives fees accordingly. Lewis J. Critelli, President and Chief Executive Officer, does not receive board or committee fees for his participation thereon.  Each non-employee member of the Bank’s Board of Directors receives a retainer of $3,000 per month.  In addition, fees are paid for various committee meetings as follows:  Trust Committee ($500); Audit Committee ($500); Compensation Committee ($500); and Loan Committee ($500).  For the fiscal year ended December 31, 2018, fees paid to all directors totaled approximately $358,000. The Company pays for life insurance coverage up to $50,000 for each non-employee director.

Pursuant to the 2014 Equity Incentive Plan, 700 shares of restricted stock and options for 300 shares were awarded to each outside Director on December 11, 2018.  The exercise price of the options was equal to the fair market value of the underlying Common Stock on the effective date of grant. The options vest and become exercisable one year from the date of grant.  The restricted awards stock vest and become non-forfeitable in five equal installments beginning one year from the date of grant during periods of continued service as an outside director or director emeritus.  Restricted stock awards will vest immediately upon a change-in-control of the Company.  Upon the death or disability of the director, the award will be deemed earned and non-forfeitable as if the director had attained the next applicable vesting event.  Any portion of stock awards that remain unearned would be forfeited.  Directors are entitled to receive all dividends paid on shares underlying restricted stock awards but have no voting rights with respect to these shares until vested.

RELATED PARTY TRANSACTIONS

Certain directors and executive officers of the Bank, their families and their affiliates are customers of the Bank. Any transactions with such parties including loans and commitments are made on substantially the same terms and conditions, including interest rate and collateral, as those of comparable transactions prevailing at the time with other persons unrelated to the lender, and do not include more than the normal risk of collectability or present other unfavorable features. The Bank has adopted written policies and procedures for the approval of loans to directors and executive officers.  All loans to directors and executive officers are approved by the entire Board of Directors in advance with the director or executive officer abstaining from participating directly or indirectly in the voting.

PROPOSAL II - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

S.R. Snodgrass, P.C. was the Company’s independent auditors for the 2018 fiscal year. The Board of Directors has appointed S.R. Snodgrass, P.C. to be its independent auditors for the fiscal year ending December 31, 2019, subject to ratification by the Company’s stockholders. The engagement of S.R. Snodgrass, P.C. was approved in advance by the Audit Committee. A representative of S.R. Snodgrass, P.C. is expected to be available at the Annual Meeting to respond to stockholders’ questions and will have the opportunity to make a statement if the representative so desires.
Audit Fees. The aggregate fees billed by the Company’s principal accountant for professional services rendered for the audit of the Company’s annual consolidated financial statements and for the review of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10‑Q for the fiscal years ended December 31, 2018 and 2017 were $187,358 and $188,348, respectively.
Audit Related Fees.  The aggregate fees billed by the Company’s principal accountant for assurance and related services related to the performance of the employee benefit plan audit for the years ended December 31, 2018 and 2017 were $18,500 and $18,009, respectively.
Tax Fees. The aggregate fees billed by the Company’s principal accountant for professional services rendered for preparation of state and federal tax returns and other tax matters for the years ended December 31, 2018 and 2017 were $20,540 and $24,540, respectively.
All Other Fees. The aggregate fees billed by the Company’s principal accountant for professional services rendered for services or products other than those listed under the captions “Audit Fees,” “Audit‑Related Fees,” and “Tax Fees” for the years ended December 31, 2018 and 2017 were $0.

The Audit Committee reviews and pre-approves all audit-related and non-audit related services to be performed by the independent auditors. The Audit Committee may establish policies and procedures regarding pre-approval of audit and permissible non-audit services performed by the independent auditors, provided that policies and procedures are detailed as to the particular service and do not result in the delegation of the Audit Committee’s responsibilities to management. The Chairman of the Audit Committee has been delegated authority to pre-approve audit and non-audit related services in lieu of the full Audit Committee.  The Chairman of the Audit Committee must present any previously approved engagements to the full Audit Committee at the next scheduled meeting.
During the year-ended December 31, 2018, all audit and non-audit related services performed by the independent auditors were pre-approved by the Audit Committee. No services were approved pursuant to the de minimis exception of the Sarbanes-Oxley Act of 2002 and SEC regulations thereunder.
Ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the votes cast at the Annual Meeting. The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of S.R. Snodgrass, P.C. as the Company’s independent auditors for the 2019 fiscal year.

REPORT OF THE AUDIT COMMITTEE

For the fiscal year ended December 31, 2018, the Audit Committee:  (i) reviewed and discussed the Company’s audited financial statements with management; (ii) discussed with the Company’s independent auditor, S.R. Snodgrass, P.C., all matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and (iii) received the written disclosures and the letter from S.R. Snodgrass, P.C. as required by applicable requirements of the Public Company Accounting Oversight Board regarding S.R. Snodgrass, P.C.’s communications with the Audit Committee concerning independence and has discussed with S.R. Snodgrass, P.C. their independence. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.
Audit Committee:
Dr. Andrew A. Forte – Chairman
Susan Campfield
Dr. Kenneth A. Phillips
Ralph A. Matergia
Meg L. Hungerford

PROPOSAL III – APPROVAL OF AMENDMENT TO
ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK

The Board has approved and recommends to the Company’s stockholders for their adoption at the Annual Meeting an amendment to the Company’s articles of incorporation to increase the number of shares of Common Stock authorized for issuance thereunder from 10,000,000 shares to 20,000,000 shares.
As of the Record Date, there were 6,296,752 shares of Common Stock outstanding and an additional 217,635 shares reserved for issuance under the Company’s stock benefit plans. Currently, the Company’s articles of incorporation permits the issuance of up to 10,000,000 shares of Common Stock leaving only 3,485,453 shares available for issuance.

The proposed amendment would give the Company greater flexibility in its financial affairs by making additional shares of Common Stock available for issuance in such transactions as the Board considers appropriate, including public or private offerings, stock splits or dividends or in connection with mergers and acquisitions or otherwise. The Company does not have an immediate need or current plans for issuance of the additional authorized shares of Common Stock.  The Company's stockholders may or may not be given the opportunity to vote on such a transaction, depending on the nature of the transaction, applicable law, the rules and policies of The Nasdaq Stock Market and the judgment of the Board regarding the submission of such transaction to a vote of the Company’s stockholders. Because stockholders do not have preemptive rights under the articles of incorporation, the interests of existing stockholders may (depending on the particular circumstances in which additional capital stock is issued) be diluted by any such issuance.
It is possible that additional shares of the Common Stock could be issued for the purpose of making an acquisition by an unwanted suitor of a controlling interest in the Company more difficult, time-consuming or costly or to otherwise discourage an attempt to acquire control of the Common Stock. Under such circumstances, the availability of authorized and unissued shares may make it more difficult for stockholders of the Company to obtain a premium for their shares. Such authorized and unissued shares could be used to create voting or other impediments or to frustrate a person or other entity seeking to obtain control of the Company by means of merger, tender offer, proxy contest or other means. For instance, such shares could be privately placed with purchasers who might cooperate with the Board in opposing an attempt by a third party to gain control of the Company by voting such shares against the transaction with the third party or could be used to dilute the stock ownership or voting rights of a person or entity seeking to obtain control of the Company. Although the Board does not currently anticipate issuing additional shares of Common Stock for purposes of preventing a takeover of the Company, the Board reserves its right (consistent with its fiduciary responsibilities) to issue shares for such purpose.
If the amendment is adopted, the first sentence of Article 5.A of the Articles of Incorporation would be amended to read as follows:
“The total number of shares of capital stock that the Company has authority to issue is 25,000,000  of which 5,000,000 shall be serial preferred stock, no par value (hereinafter, the “Preferred Stock”) and 20,000,000 shall be common stock, $0.10 par value per share (hereinafter, the “Common Stock”).”
Adoption of the proposed amendment requires the affirmative vote of a majority of the votes entitled to be cast at the Annual Meeting. As soon as practicable after such affirmative vote has been taken, the amendment will be filed with the Corporations Bureau of the Department of State of the Commonwealth of Pennsylvania and will thereupon become effective.
THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ADOPTION OF THE
AMENDMENT TO THE ARTICLES OF INCORPORATION TO INCREASE THE
AUTHORIZED NUMBER OF SHARES OF COMMON STOCK.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and beneficial owners of more than 10% of the Common Stock to file reports of ownership and changes in ownership of their equity securities of the Company with the SEC and to furnish us with copies of such reports. To the best of our knowledge, all of the filings by our directors and executive officers were made on a timely basis during the 2018 fiscal year.

STOCKHOLDER PROPOSALS

In order to be considered for inclusion in the Company’s proxy statement for the annual meeting of stockholders to be held in 2020, stockholder proposals must be submitted to the Secretary at the Company’s office, 717 Main Street, Honesdale, Pennsylvania 18431, on or before November 24, 2019. Under the Articles of Incorporation, in order to be considered for possible action by stockholders at the 2020 annual meeting of stockholders, stockholder nominations for director and stockholder proposals not included in the Company’s proxy statement must be submitted to the Secretary of the Company, at the address set forth above, no later than February 24, 2020.

OTHER MATTERS

The Board of Directors does not know of any other matters that are likely to be brought before the Annual Meeting. If any other matters, not now known, properly come before the Annual Meeting or any adjournments, the persons named in the enclosed proxy card, or their substitutes, will vote the proxy in accordance with their judgment on such matters.

MISCELLANEOUS

The Company will bear the cost of soliciting proxies. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses that they incur in forwarding proxy materials to the beneficial owners of Common Stock. In addition to soliciting proxies by mail, directors, officers, and regular employees of the Company may solicit proxies personally or by telephone without additional compensation.

The Company’s 2018 Annual Report to Stockholders accompanies this proxy statement. Except to the extent specifically incorporated by reference, the Annual Report is not to be treated as part of the proxy solicitation material nor as having been incorporated by reference herein. A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 will be furnished without charge to stockholders as of the Record Date, upon written request to William S. Lance, Secretary, Norwood Financial Corp., 717 Main Street, Honesdale, Pennsylvania 18431.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ William S. Lance
William S. Lance Secretary
Honesdale, Pennsylvania
March 22, 2019